                                                                     EXHIBIT 2.1



                                  CHARTERBANK

                         AMENDED PLAN OF REORGANIZATION

                            FROM MUTUAL SAVINGS BANK

                           TO MUTUAL HOLDING COMPANY

                               AND STOCK ISSUANCE



                      As Amended by the Board of Directors
                                on July 31, 2001
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
                                TABLE OF CONTENTS

1.  Introduction...............................................................  1

2.  Definitions................................................................  1

3.  Business Purposes for the Reorganization...................................  7

4.  Certain Effects of the Reorganization......................................  8

5.  Conditions to Implementation of the Reorganization......................... 11

6.  Special Meeting of Members................................................. 12

7.  Charter and Bylaws......................................................... 12

8.  Rights of Owners of the MHC................................................ 13

9.  Conversion of MHC to Stock Form............................................ 13

10. Timing of the Reorganization and Sale of Capital Stock..................... 14

11. Number of Shares to be Offered............................................. 14

12. Independent Valuation and Purchase Price of Shares......................... 14

13. Method of Offering Shares and Rights to Purchase Stock..................... 15

14. Additional Limitations on Purchases of Common Stock........................ 18

15. Payment for Stock.......................................................... 20

16. Manner of Exercising Subscription Rights Through Order Forms............... 21

17. Undelivered, Defective or Late Order Form; Insufficient Payment............ 22

18. Completion of the Stock Offering........................................... 23

19. Market for Common Stock.................................................... 23

20. Stock Purchases by Management Persons After the Offering................... 23

                                       i
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
21. Resales of Stock by Management Persons..................................... 23

22. Restriction on Financing Stock Purchases................................... 24

23. Stock Certificates......................................................... 24

24. Stock Benefit Plans........................................................ 24

25. Post-Reorganization Filing and Market Making............................... 25

26. Payment of Dividends and Repurchase of Stock............................... 25

27. Reorganization and Stock Offering Expenses................................. 25

28. Employment Agreements...................................................... 25

29. Interpretation............................................................. 25

30. Amendment or Termination of the Plan....................................... 26

31. Severability............................................................... 26

32. Miscellaneous.............................................................. 26

Exhibit A    Charter and Bylaws of the Stock Bank

Exhibit B    Charter and Bylaws of the Holding Company

Exhibit C    Charter and Bylaws of the MHC

1.       Introduction

         The Board of Directors of CharterBank (the "Bank") has adopted this Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance (the "Plan") under which the Bank proposes to reorganize from a federally chartered mutual savings bank into a mutual holding company (the "MHC") under the laws of the United States of America, and the regulations of the Office of Thrift Supervision ("OTS"). As part of the Reorganization and the Plan, the Bank will convert to a federal mutual holding company to be known as First Charter, MHC (the "MHC"), and will establish Charter Financial Corp. (the "Holding Company") as a federal corporation and will also establish a federal stock savings bank which will retain the name CharterBank (the "Stock Bank"). The Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Stock Bank will be a wholly-owned subsidiary of the Holding Company. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering on a priority basis to qualifying depositors and the Tax-Qualified Employee Stock Benefit Plans of the Bank, with any remaining shares offered to the public in a Community Offering.

2.       Definitions

         As used in this Plan, the terms set forth below have the following meanings:

         Account(s): Withdrawable deposit(s) in the Bank, including certificates of deposit.

         Actual Subscription Price: The term "Actual Subscription Price" means the per share price at which the Common Stock is ultimately sold in accordance with the terms hereof.

         Acting in Concert: The term "Acting in Concert" shall mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another Person or company ("other party") shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Bank or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies. Directors of the Holding Company, the Bank, and the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

         Affiliate: A Person who directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the Person specified.

         Associate: The term "Associate," when used to indicate a relationship with any Person, means:

         (i) any corporation or organization (other than the MHC, the Holding Company, the Bank or any majority-owned subsidiary thereof) of which such Person is an Officer, director, or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of the corporation or organization;
         (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (exclusive of any tax-qualified employee stock benefit plan);
         (iii) any person who is related by blood or marriage to such Person, and (i) lives in the same home as such Person; or (ii) is a Director or senior officer of the Bank or any affiliate thereof; and
         (iv) any Person Acting in Concert with any of the Persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be an Associate of any director, or Officer of the MHC, the Holding Company or the Bank, to the extent provided in the Plan. When used to refer to a Person other than an Officer or director of the Bank, the MHC or the Holding Company, the Bank in its sole discretion may determine the Persons that are Associates of other Persons. Directors of the Holding Company, the MHC and the Bank shall not be deemed to be Associates solely as a result of their membership on and such board or boards.

         Bank:  CharterBank

         Bylaws:  The Bank's bylaws.

         Capital Stock:  Any and all authorized stock of the Stock Bank.

         Charter: The Bank's federal mutual savings and loan association charter.

         Common Stock: All of the shares of common stock par value $.01 per share, offered and issued by the Holding Company in the Reorganization pursuant to the Plan. The Common Stock will not be insured by the Federal Deposit Insurance Corporation.

         Community: The entirety of Troup and Harris Counties, Georgia, as well as the entirety of Chambers and Lee Counties, Alabama.

         Community Offering: Offering for sale to certain residents of the Community and thereafter members of the general public directly by the Holding Company, of any shares of Common Stock not subscribed for in the Subscription Offering.

         Control: The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether by contract, through the ownership of voting securities of such Person, through the ownership of voting securities of any company that possesses such power, or otherwise. Control includes the terms "controlling," "controlled by" and "under common control with."

         Eligible Account Holder: Any Person who had a Qualifying Deposit at the Bank on the Eligibility Record Date.

         Effective Date: The date upon which all necessary approvals have been obtained to consummate the Reorganization, and the transfer of assets and liabilities of the Bank to the Stock Bank is completed.

         Eligibility Record Date: September 30, 1999, the date established by the Board of Directors of the Bank for determining Eligible Account Holders.

         Employee: A person who is an Employee of the Bank at the date of the Reorganization.

         ESOP:  The Stock Bank's employee stock ownership plan.

         FDIC: The Federal Deposit Insurance Corporation and any successor thereto.

         HOLA:  The Home Owners' Loan Act of 1933, as amended.

         Holding Company: The federal corporation, which will own 100% of the capital stock of the Bank and which will issue and sell its Common Stock pursuant to this Plan.

         Independent Appraiser: The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company. Such appraiser shall be experienced and expert in the area of corporate appraisal and acceptable to the OTS.

         Independent Valuation: The estimated consolidated pro forma market value of the Bank and the Holding Company as prepared by the Independent Appraiser.

         IRS:  Internal Revenue Service.

         Management Person: Any Officer or director of the Bank and any person acting in concert with any such Officer or director.

         Marketing Agent: The broker-dealer responsible for organizing and managing the Stock Offering and sale of the Common Stock.

         Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (1) regularly publishes bona fide competitive bid and offer quotations on request and (2) is ready, willing and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

         Members: Any depositor or borrower that is entitled under the charter of the Bank to vote on matters affecting the Bank, and any depositor or borrower that is entitled under the charter of the MHC to vote on matters affecting the MHC.

         MHC: The Mutual Holding Company resulting from the Reorganization.

         Minority Stock Offering: One or more offerings of less than 50% in the aggregate of the outstanding Common Stock of the Holding Company to persons other than the MHC.

         Minority Stock Holder: Any owner of the Holding Company's Common Stock, other than the MHC.

         Non-Tax-Qualified Employee Stock Benefit Plan: Any stock option, bonus stock, or restricted stock plan or other employee benefit plan that is not a "Tax-Qualified Employee Stock Benefit Plan" and that is maintained by the Holding Company or the Stock Bank for the benefit of officers, employees, or directors of the Holding Company, the Stock Bank, or any Affiliate of either of them and that, by its terms, is authorized or required to purchase Common Stock.

         Non-Voting Stock: Non-Voting Stock means any Capital Stock other than Voting Stock.

         Notice: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the OTS to notify the OTS of the Reorganization and the Stock Offering.

         Officer: An executive officer of the Bank, which includes the Chairman of the Board, Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents in charge of principal business functions or who otherwise have a policy-making function, Secretary, Treasurer and any other person performing similar functions.

         Order Form: The form provided by the Bank that subscribers must use to order Common Stock in the Subscription Offering and Community Offering.

         Other Member: Any person who is a Member of the Bank at the close of business on the Voting Record Date who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

         OTS:  The Office of Thrift Supervision and any successor thereto.

         Parent: Any company which directly or indirectly controls any other company or companies.

         Participants: Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members.

         Person: A natural person, corporation, partnership, Bank, trust (including trusts or custodial arrangements under an Individual Retirement Account or qualified retirement plan), unincorporated organization, joint-stock company, government or political subdivision thereof, or any other entity.

         Plan: This Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance.

         Preferred Stock: Preferred stock issuable by the Stock Bank pursuant to its stock charter.

         Proposed Regulations: The notice of proposed rule making published by the OTS, at 65 Federal Register 43,092 (July 12, 2000), titled "Mutual Savings Associations, Mutual Holding Company Reorganizations and Conversions From Mutual to Stock Form."

         Prospectus: The Prospectus to be used in offering the Common Stock in the Subscription Offering, the Community Offering and any Syndicated Community Offering or public offering.

         Proxy Statement: The document to be used to solicit proxies from Members to vote at the Special Meeting.

         Qualifying  Deposit:   The term "Qualifying Deposit" means deposit
accounts of all types offered by the Bank including, but not limited to, NOW account deposits, certificates of deposit, demand deposits, money market deposits and deposits made pursuant to IRA/Keogh Plans. It does not include repurchase agreements or certain escrow accounts. Aggregate deposits of less than $50 will not constitute Qualifying Deposits.

         Regulations: The regulations of the OTS regarding mutual holding companies.

         Reorganization: The reorganization of the Bank into the MHC and the organization of the Holding Company as a subsidiary of the MHC and the Stock Bank as a subsidiary of the Holding Company pursuant to this Plan.

         Reorganization Notice: A notice of proposed MHC reorganization that is in the OTS form and contains the information required by the OTS.

         Resident: Any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

         SAIF: The Savings Association Insurance Fund, which is administered by the FDIC.

         SEC:  The United States Securities and Exchange Commission.

         Special Meeting: The Special Meeting of Members called for the purpose of voting on the Plan.

         Stock Bank: The newly organized federally-chartered stock savings bank subsidiary of the Holding Company resulting from the Reorganization.

         Stock Benefit Plan: Any Tax-Qualified Employee Stock Benefit Plan or any Non-Tax-Qualified Employee Stock Benefit Plan.

         Stock Offering: The offering of Common Stock of the Holding Company to Persons other than the MHC, on a priority basis as set forth in Section 13 of the Plan subject to the other provisions of the Plan, including without limitation the limitations on purchases of Common Stock set forth in Section 14 thereof.

         Subscription Offering: The Offering of Common Stock of the Holding Company to Participants.

         Subsidiary: Any company which is owned or controlled directly or indirectly by a person, including any service corporation owned in whole or in part by a savings bank, or a subsidiary of such service organization.

         Supplemental Eligible Account Holder: Any person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer or Director of the Bank.

         Supplemental Eligibility Record Date: The supplemental record date for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the OTS's approval of the Reorganization.

         Syndicated Community Offering: The offering of Common Stock at the discretion of the Board of Directors following or contemporaneously with the Stock Offering through a syndicate of broker-dealers only to the extent shares remain available for purchase after filling all orders in the Stock Offering. Any Syndicated Community Offering shall be conducted in accordance with this Plan and other standards established by the Board of Directors consistent with OTS regulations.

         Tax-Qualified Employee Stock Benefit Plan: Any defined benefit plan or defined contribution plan such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan that is maintained by the Holding Company or the Stock Bank for the benefit of the officers or employees of the Holding Company or the Stock Bank, or any Affiliate of either; that by its terms is authorized or required to purchase Common Stock; and that, with its related trusts, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code. The Stock Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan provided such contributions do not cause the Stock Bank to fail to meet its regulatory capital requirements.

         Voting Members: Those Members of the Bank qualifying as voting members of the Bank pursuant to its Charter and Bylaws.

         Voting Record Date: The date established by the Board of Directors of the Bank in accordance with OTS regulations for determining which Members are entitled to vote at the Special Meeting.

         Voting Stock: Voting Stock means Common Stock or Preferred Stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

                  (i) To vote for or to select directors of the Bank or Holding Company; and
                  (ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or Holding Company.

3.       Business Purposes for the Reorganization

         The Bank has several business purposes for effecting the proposed Reorganization. The Reorganization will structure the Bank in stock form, which is used by commercial banks, most major business corporations and an increasing number of savings banks. Formation of the Stock Bank as a capital stock savings bank and the Holding Company as subsidiaries of the MHC will permit the Holding Company to issue Common Stock, which is a source of capital not available to mutual savings banks. At the same time, the Bank's mutual form of ownership will be preserved in the MHC, and the MHC, as a mutual corporation, will at all times control at least a majority of the Voting Stock of the Holding Company and the Stock Bank so long as the MHC remains in existence. The Reorganization will enable the Bank to achieve the benefits of a stock company without a loss of control that often follows standard conversions from mutual to stock form. The Bank is committed to being an independent community-oriented institution, and the Board of Directors believes that the mutual holding company structure is best suited for this purpose. The mutual holding company structure also will give the Holding Company flexibility to issue its Common Stock at various times and in varying amounts as market conditions permit, rather than in a single stock offering. The Reorganization will not foreclose the opportunity of the MHC to convert from the mutual-to-stock form of organization in the future.

         Formation of a mutual holding company is also expected to facilitate acquisitions and the diversification of the Bank's activities. These activities may include acquisitions of other insured institutions or specialty finance companies or permissible investments in evolving nontraditional financial service delivery systems.

         The Bank also wishes to form the MHC to separate the business of running a community-based savings bank from decisions concerning its investment in Freddie Mac stock. As part of the Reorganization, the MHC will retain approximately 400,000 shares of Freddie Mac stock and the remainder of the Freddie Mac portfolio will be held by the Holding Company, Charter Insurance Company and the Stock Bank. Following the Reorganization, the Holding Company will hold its portion of the Freddie Mac stock for investment purposes or liquidate portions of it to finance new businesses, in order to diversify the business activities of the organization.

         The sale of Common Stock will provide the Stock Bank with new equity capital, which will support future deposit growth and expanded operations. The Board of Directors believes that it is desirable for the Bank to increase its capital position in view of the increasingly competitive and changing market and regulatory conditions in which the Bank operates. The sale of Common Stock at appropriate times, coupled with the accumulation of earnings (net of dividends) from year to year, represents a means for the orderly preservation and expansion of the Bank's capital base, and allows flexibility to respond to sudden and unanticipated capital needs. The temporary investment of the net proceeds of the Stock Offering will also provide additional income to further enhance the Stock Bank's future capital position.

         The ability of the Holding Company to issue Common Stock also will enable the Stock Bank to establish stock benefit plans for management and employees, including incentive stock option plans, stock award plans and employee stock ownership plans. The Bank believes that stock ownership by management and employees has proven to be an effective performance incentive and a useful means of attracting and retaining qualified personnel.

         The formation of the Holding Company will also allow the Holding Company to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The proceeds of any such borrowings or debt issuance may be contributed to the Stock Bank as core capital for regulatory capital purposes. The Bank has not made a determination to borrow funds or issue debt at the present time, and there can be no assurance when, if ever, any such borrowing or debt issuance would occur, or whether it would be consummated on terms satisfactory to the MHC.

         The Board of Directors and senior management believe that the Reorganization will be beneficial to the population within the Bank's primary market area. The Reorganization will provide local customers and other residents with an opportunity to become equity owners of the Bank, and thereby participate in the possible stock price appreciation and cash dividends, which is consistent with the objective of being a locally-owned financial institution servicing local financial needs. The Board and management believe that, through expanded local stock ownership, current customers and non-customers who purchase Common Stock will seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank.

4.       Certain Effects of the Reorganization

         A.       Organization of the Holding Companies and the Bank

         As part of the Reorganization, the Bank will convert to the MHC and will establish the Holding Company and the Stock Bank. The Reorganization will be effected as follows, or in any manner approved by the OTS that is consistent with the purposes of this Plan and applicable laws and regulations.

         As part of the Reorganization:

         1. The Bank will establish a federal corporation (the "Holding Company") as a wholly-owned subsidiary;

         2. The will establish a federally chartered stock savings bank (the "Stock Bank") as a wholly-owned subsidiary of Charter Financial;

         3. The Bank will exchange its charter for a federal mutual holding company charter to become the MHC;

         4. The MHC will transfer all of its assets and liabilities to the Holding Company, including all of the stock of Charter Insurance Company, but excluding 400,000 Freddie Mac shares and approximately $100,000 cash;

         5. The Holding Company will transfer 400,000 Freddie Mac shares to Charter Insurance Company; and

         6. The Holding Company will transfer the assets and liabilities received from the MHC under step 4, other than the Charter Insurance Company stock and 1,700,000 Freddie Mac shares, to the Stock Bank to be named CharterBank.

Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing up to 49.9% the pro forma market value of the Holding Company and the Bank. Upon the consummation of the Reorganization, the legal existence of the Bank will not terminate, but the MHC will be a continuation of the Bank. All assets, rights, obligations and liabilities of whatever nature of the Bank that are not expressly retained by the MHC shall be transferred to the Stock Bank as part of the Reorganization. All property of the Bank (not expressly retained by the MHC), including its right, title and interest in all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the MHC and will then be transferred to the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank's present locations.

         Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Accounts, as defined in the OTS regulations) of the Bank, which are not expressly retained by the MHC, shall become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings bank subsidiary of the Holding Company and of the MHC. The Bank will apply to the OTS to have the Holding Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the OTS regulations governing capital distributions.

         B.       Effect on Deposit Accounts and Borrowings

         Each deposit account in the Bank on the Effective Date will remain a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

         C.       The Bank

         Upon completion of the Reorganization, the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings banks under federal law. A copy of the proposed Charter and Bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Reorganization will not result in any reduction of the amount of retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

         The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Directors of the Bank. The Stock Bank will be wholly-owned by the Holding Company. The Holding Company will be wholly-owned by its stockholders who will consist of the MHC and, initially, the persons who purchase Common Stock in the Stock Offering. Upon the Effective Date of the Reorganization, the voting and membership rights of Members will be transferred to the MHC, subject to the conditions specified below.

         D.       The Holding Company

         The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be appointed by the Bank. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company's directors annually. A copy of the proposed Charter and Bylaws of the Holding Company is attached as Exhibit B and are made part of this Plan.
                                      ---------

         The Holding Company will have the power to issue shares of Common Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Holding Company, and the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering.

         E.       The Mutual Holding Company

         As a mutual corporation, the MHC will have no stockholders. The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the Charter of the MHC. Persons who have membership rights with respect to the Bank under its existing Charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC after Reorganization so long as such persons remain depositors or borrowers, as the case may be, of the Bank after the Reorganization. In addition, all persons who become depositors of the Stock Bank following the Reorganization will have membership right with respect to the MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the Reorganization. The rights and powers of the MHC will be defined by the MHC's Charter and Bylaws (a copy of which is attached to this Plan as Exhibit C and made a part hereof) and
                                          ---------
by the statutory and regulatory provisions applicable to savings and loan holding companies and mutual holding companies. In particular, the MHC shall be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

         The initial members of the Board of Directors of the MHC will be the existing Board of Directors of the Bank. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist of the former Members of the Bank and all persons who become depositors of the Bank after the Reorganization.

5.       Conditions to Implementation of the Reorganization

         Consummation of the Reorganization is expressly conditioned upon prior occurrence of the following:

         A. Approval of the Plan by a majority of the Board of Directors of the Bank.

         B.     A Reorganization Notice filed with the OTS and either:

                (i) The OTS has given written notice of its intent not to disapprove the Reorganization; or

                (ii) Sixty days have passed since the OTS received the Reorganization Notice and deemed it sufficient under 516.2(c) of the OTS regulations, and the OTS has not given written notice that the Reorganization is disapproved, or extended for an additional 30 days the period during which disapproval may be issued.

         C. The Plan is submitted to the Members pursuant to a Proxy Statement and form of proxy cleared in advance by the OTS, and such Plan is approved by a majority of the total votes of the Members eligible to be cast at a meeting held at the call of the directors in accordance with the procedures prescribed by the Bank's Charter and Bylaws.

         D. All necessary approvals have been obtained from the OTS in connection with the charter and bylaws of the MHC and the Stock Bank, and the transfer of assets and liabilities of the Bank to the Stock Bank; and all conditions specified or otherwise imposed by the OTS in connection with the issuance of a notice of intent not to disapprove the Notice have been satisfied; and if applicable, the FDIC has approved the insurance of accounts of the Stock Bank.

         E. Receipt by the Bank of either a private letter ruling of the Internal Revenue Service or an opinion of the Bank's counsel as to the federal income tax consequences of the Reorganization to the MHC, the Stock Bank, the Bank and to the Bank's Members.

         F. Receipt by the Bank of either a private letter ruling of the Georgia and Alabama Department of Revenue or an opinion of counsel or the Bank's independent public accountants as to the Georgia and Alabama tax consequences of the Reorganization to the MHC, the Stock Bank and to the Bank's Members.

6.       Special Meeting of Members

         Subsequent to the approval of the Plan by the OTS, the Special Meeting shall be scheduled in accordance with the Bank's Bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Bank shall distribute proxy solicitation materials to all Members and beneficial owners of accounts held in a fiduciary capacity where the beneficial owner possesses voting rights as of the Voting Record Date. The proxy solicitation materials shall include a Proxy Statement, other documents authorized for use by the regulatory authorities, and a copy of the Plan which will be made available to Members upon request. Pursuant to the Regulations, an affirmative vote of not less than a majority of the total outstanding votes of the Members is required for approval of the Plan. Each Member shall be entitled to cast one vote in person or by proxy for every one hundred dollars ($100) or fraction thereof, that such Member had on deposit as of the Voting Record Date; provided, however, that no Member may cast more than one thousand (1,000) votes under any circumstance. Members who are borrowers from the Bank shall be entitled to one vote plus any additional votes to which they may be entitled as depositors of the Bank. Voting may be in person or by proxy. The OTS shall be notified promptly of the actions of the Members.

7.       Charter and Bylaws

         Copies of the proposed Charter and Bylaws of the Stock Bank, the Holding Company and the MHC are attached hereto as Exhibits A, B and C,
                                                   -------------------
respectively, and are made a part of this Plan. By their approval of this Plan, the Voting Members shall have approved and adopted the Charter and Bylaws of the Bank, the Holding Company and the MHC.

         The total shares of Common Stock authorized under the Holding Company Charter will exceed the shares of Common Stock to be issued to the MHC and the minority stockholders in the Reorganization. In addition, the Charter of the Holding Company will include provisions that: (i) eliminate cumulative voting for the election of directors; (ii) prohibit any person or group acting in concert (other than the MHC) from voting shares in excess of 10% of the Common Stock of the

Holding Company; and (iii) prohibit persons other than the Board of Directors of the Stock Bank from calling special meetings of the stockholders of the Holding Company.

8.       Rights of Owners of the MHC

         Following the Reorganization, all persons who had membership or liquidation rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC. All existing proxies granted by members of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the MHC, provided, however, such proxies may not be voted by the Board of Directors at the Special Meeting to approve the Plan. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership and liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a deposit account with the Stock Bank shall have any membership or liquidation rights with respect to the MHC. Borrowers of the Stock Bank who were borrower members of the Bank at the time of Reorganization will have the same membership rights in the MHC as they had in the Bank immediately prior to the Reorganization for so long as their pre-Reorganization borrowings remain outstanding. Borrowers will not receive membership rights in connection with any new borrowings made after the Reorganization.

9.       Conversion of MHC to Stock Form

         Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no present intent or plan to undertake a Conversion Transaction. If the Conversion Transaction does not occur, the MHC will always own a majority of the Common Stock of the Holding Company.

         In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Holding Company (at the discretion of the MHC), and certain depositors of the Stock Bank would receive the right to subscribe for a number of shares of common stock of the new stock holding company formed in connection with the Conversion Transaction, as determined by the formula set forth in the following paragraphs. The additional shares of Common Stock of the New Stock Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value determined by an independent appraisal.

         Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled to maintain the same percentage ownership interest in the New Stock Holding Company after the Conversion Transaction as their ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the Minority Ownership Interest), subject only to the adjustments (if required by federal or state law, regulation, or regulatory policy) to reflect the market value of assets of the MHC (other than common stock of the Holding Company).

         At the sole discretion of the Board of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion

Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders as set forth in the preceding paragraphs. If a Conversion Transaction does not occur, the MHC will always own a majority of the voting stock of the Holding Company. Management of the Bank has no current intention to conduct a Conversion Transaction.

         A Conversion Transaction would require the approval of applicable federal regulators, and would be presented to a vote of the members of the MHC. Federal regulatory policy requires that in any Conversion Transaction the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

10.      Timing of the Reorganization and Sale of Capital Stock

         The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in Section 5 of the Plan. As a stock subsidiary of the MHC, following the Reorganization the Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Holding Company. Subject to the approval of the OTS and the SEC, the Stock Bank intends to commence the Stock Offering concurrently with the proxy solicitation of Members.

         The Bank may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting. The Bank shall not distribute the final stock Prospectus until such Prospectus has been declared effective by the OTS.

         The Stock Offering shall be conducted pursuant to the Stock Issuance Plan in compliance with the OTS securities offering regulations contained at 12 C.F.R. ss.563g.

11.      Number of Shares to be Offered

         The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan will be determined initially by the Board of Directors of the Bank and the Board of Directors of the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be no greater than 49.9% of the issued and outstanding shares of Common Stock of the Holding Company.

12.      Independent Valuation and Purchase Price of Shares

         The total number of shares (and a range thereof) (the "Offering Range") of Common Stock to be issued and offered for sale in the Stock Offering will be determined jointly by the Board of Directors of the Bank and the Board of Directors of the Holding Company immediately prior to the commencement of the Subscription and Community Offerings, subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the OTS. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offerings if the Offering Range is increased subsequent to the commencement of the Subscription and Community Offerings to reflect changes in market and financial conditions.

         All shares sold in the Stock Offering will be sold at the Actual Subscription Price. The aggregate purchase price for all shares of Common Stock will not be inconsistent with the Independent Valuation. Prior to the commencement of the Subscription and Community Offerings, an Offering Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The shares of Common Stock being sold in the Stock Offering will represent a minority ownership interest in the outstanding Common Stock of the Holding Company equal to up to 49.9% of the estimated pro forma market value of the Common Stock based upon the Independent Valuation. The percentage of Common Stock offered for sale in the Stock Offering and Offering Range shall be determined by the Board of Directors of the Holding Company and the Board of Directors of the Bank prior to commencement of the Subscription and Community Offerings, and will be confirmed upon completion of the Stock Offering.

         The number of shares of Common Stock to be issued in the Stock Offering and the purchase price per share may be increased or decreased by the Holding Company. In the event that the aggregate purchase price of the Common Stock is below the minimum of the Offering Range, or materially above the maximum of the Offering Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Offering Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the OTS, if required. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the Independent Valuation will not be deemed to be material so as to require a resolicitation of subscriptions. Based upon the Independent Valuation as updated prior to the commencement of the Subscription and Community Offerings, the Board of Directors of the Holding Company will fix the Actual Subscription Price. If there is a Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Common Stock is sold in such Syndicated Community Offering shall be equal to the Actual Subscription Price.

13.      Method of Offering Shares and Rights to Purchase Stock

         In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Stock Benefit Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members. Any shares of Common Stock that are not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. The minimum purchase by an Person shall be 25 shares. The Holding Company may use its discretion in determining whether prospective purchasers are "Residents," "Associates, or "Acting in Concert" as defined in the Plan, and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Holding Company, and may be based on whatever evidence the Holding Company chooses to use in making any such determination.

         A.       Subscription Offering

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to $1,000,000 of Common Stock offered in the Stock Offering; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5.0% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.5% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitation set forth in
Section 14. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

         In the event that the number of shares offered is increased as a result of an increase in the Independent Valuation, the ESOP will have a priority right to fill its subscription in whole or in part prior to all other subscriptions of Eligible Account Holders.

         Priority 2: Tax-Qualified Employee Stock Benefit Plans. The Tax-Qualified Employee Stock Benefit Plans shall be given the opportunity to purchase in the aggregate up to 8% of the number of shares of Common Stock issued in the Stock Offering, provided, however, that if the OTS adopts the Proposed Regulations that would permit the Tax-Qualified Employee Stock Benefit Plans to purchase in the aggregate up to 8% of 49.9% of the number of Shares of Common Stock issued in the Reorganization, the Tax-Qualified Employee Stock Benefit Plans shall be given the opportunity to purchase such amount. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Stock Benefit Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans and set forth in
Section 14, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Stock Benefit Plans subsequent to the closing of the Stock Offering. A Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be an Associate or Affiliate of, or a Person Acting in Concert with, any director or Officer of the Holding Company, the MHC or the Bank. Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan; provided, that such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

         Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to $1,000,000 of Common Stock offered in the Stock Offering, provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5.0% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.5% of the maximum number of shares offered in the Stock Offering subject to the overall purchase limitations set forth in Section 14. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, and the Tax-Qualified Employee Stock Benefit Plans, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, each Other Member shall have the opportunity to purchase up to $1,000,000 of Common Stock offered in the Stock Offering, provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5.0% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.5% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 14. In the event Other Members subscribe for a number of shares which, when added to the shares subscribed for by the Eligible Account Holders, Tax- Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders is in excess of the total number of shares offered in the Stock Offering, the subscriptions of such Other Members will be allocated among subscribing Other Members on a pro rata basis based on the size of such Other Members' orders.

         B.       Community Offering

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Community. The Community Offering, if any, may be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use the Marketing Agent on a best efforts basis to sell the unsubscribed shares in the Community Offering. The Holding Company and the Bank may pay a commission or other fee to the Marketing Agent as to the shares sold by the Marketing Agent in the Community Offering and may also reimburse the Marketing Agent for expenses incurred in connection with the sale. The Common Stock will be offered and sold in the Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Common Stock. No person may subscribe for or purchase more than $1,000,000 of Common Stock offered in the Community Offering.

         In the event of an oversubscription for shares in the Community Offering, shares may, at the sole discretion of the Bank and the Holding Company, be allocated (to the extent shares remain available) so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

         The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 13(B).

         C.       Syndicated Community Offering

         Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Bank and the Holding Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The Syndicated Community Offering price and the underwriting discount in the Syndicated Community Offering shall be determined by an underwriting agreement between the Holding Company, the Bank and the underwriters. Such underwriting agreement shall be filed with the SEC.

         If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Direct Community Offering, if any, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the SEC and the OTS and to compliance with applicable securities laws.

14.      Additional Limitations on Purchases of Common Stock

         Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

         A. The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering shall be less than 50% of the Holding Company's total outstanding Common Stock.

         B. With the exception of the Tax-Qualified Employee Stock Benefit Plans, which are expected to subscribe for 8% of the number of Shares of Common Stock issued in the Stock Offering or 8% of 49.9% of the number of shares of Common Stock issued in the Reorganization, if the OTS adopts the Proposed Regulations, the Plan provides for the following purchase limitations: no Person, either alone or together with Associates of or Persons Acting In Concert with such Person, may purchase more than $1,650,000 of Common Stock except that: (i) the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers,
                  (x) increase such maximum purchase limit to up to 5.0% of the number of shares of Common Stock offered in the Offering or
                  (y) decrease such maximum purchase limit to no less than one-half of one percent (0.5%) of the number of shares of Common Stock offered in the Offering. If the Bank increases the maximum purchase limit, subscribers for the previously-effective maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Bank, in its sole discretion. A minimum of 25 shares of Common Stock must be purchased by each person purchasing Common Stock to the extent shares are available, provided, however, that such minimum number of shares will be reduced if the price per share times such minimum number of shares exceeds $500. For purposes of this subsection 14(B), shares to be held by any Tax-Qualified Employee Stock Benefit Plans and attributable to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

         C. The aggregate amount of Common Stock acquired in the Stock Offering by all Management Persons and their Associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 25% of the outstanding shares of Common Stock of the Holding Company held by persons other than the MHC at the close of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Stock Benefit Plans that are attributable to such persons shall not be counted.

         D. Notwithstanding any other provisions of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

         E. The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

         Prior to the consummation of the Stock Offering, no person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to this Plan. Each person purchasing Common

Stock shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

         EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE BANK MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE OTS FOR ACTION, AS IN ITS SOLE DISCRETION THE BANK MAY DEEM APPROPRIATE.

15.      Payment for Stock

         All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank along with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended by the Bank. A properly completed original stock order form must be used to subscribe for Common Stock. Copies of an order form are not required to be accepted. Notwithstanding the above, if the Tax- Qualified Employee Stock Benefit Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Actual Subscription Price upon consummation of the Stock Offering, provided that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Stock Offering, a loan commitment to lend to the ESOP, at such time, the aggregated price of the shares for which it subscribed.

         Payment for Common Stock will be permitted to be made in any of the following manners:

         (1) By check, bank draft or money order, provided that checks will only be accepted subject to collection. Interest will be paid by the Bank at not less than the rate per annum being paid by the Bank on its passbook accounts at the time the Stock Offering commences, on payments for Common Stock received in the Stock Offering by check, bank draft or money order from the date payment is received until consummation or termination of the Reorganization. The Bank shall be entitled to invest all amounts paid for subscriptions in the Stock Offering for its own account until completion or termination of the Reorganization.

         (2) By appropriate authorization of withdrawal from designated types of deposit accounts in the Bank. The order forms will contain appropriate means by which authorization of such withdrawals may be made. For purposes of determining the withdrawable balance of such accounts, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest at the rates applicable to the accounts from which the withdrawals have been deemed to have been made will be paid by the Bank on the amounts deemed to have been withdrawn until the date on which the Reorganization is consummated, at which date the authorized withdrawal will actually be made. Such withdrawals may be made upon receipt of order forms authorizing such withdrawals, but interest will be paid by the Bank on the amounts withdrawn as if such amounts had remained in the accounts from which they were withdrawn until the date upon which the sales of Common Stock pursuant to exercise of subscription rights are actually consummated.

         (3) Wire transfers as payment for shares ordered for purchase may be permitted or accepted as proper payment.

         (4) Payments for the purchase of Common Stock in the Stock Offering will be permitted through authorization of withdrawals from certificate accounts at the Bank without early withdrawal penalties. If the remaining balances of the certificate accounts after such withdrawals are less than the minimum qualifying balances under applicable regulations, the certificates evidencing the accounts will be canceled upon consummation of the Reorganization, and the remaining balances will thereafter earn interest at the passbook rate.

16.      Manner of Exercising Subscription Rights Through Order Forms

         As soon as practicable after the Prospectus prepared by the Holding Company and the Bank has been declared effective by the SEC, copies of the Prospectus and the order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, the Tax- Qualified Employee Stock Benefit Plans and Other Members at their last known addresses appearing on the records of the Bank for the purposes of subscribing for shares of Common Stock in the Subscription Offering and at the discretion of the Board of the Bank will be made available for use by those persons entitled to purchase in the Community Offering.

         Each order form will be preceded or accompanied by the Prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription Offering and Community Offering. Each order form will contain, among other things, the following:

         A. A specified date by which all order forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

         B. The purchase price per share for shares of Common Stock to be sold in the Subscription Offering and Community Offering;

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

         C. An explanation of the rights and privileges granted under this Plan to each class of persons granted subscription rights pursuant to Section 13 of this Plan with respect to the purchase of Common Stock;

         D. Specifically designated blank spaces for dating and signing the order form;

         E. A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Community Offering;

         F. The amount which must be returned with the order form to subscribe for Common Stock. Such amount will be equal to the purchase price multiplied by the number of shares of Common Stock subscribed for in accordance with the terms of this Plan;

         G. Instructions concerning how to indicate on such order form the extent to which the recipient elects to exercise subscription rights under this Plan, the name or names in which the shares of Common Stock subscribed for are to be registered, the address to which certificates representing such shares of Common Stock are to be sent and the alternative methods of payment for Common Stock which will be permitted;

         H. An acknowledgment that the recipient of the order form has received a final copy of the Prospectus prior to execution of the order form;

         I. A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed order form, together with the full required payment as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authoring on the order form that the Bank withdraw said amount from the subscriber's Deposit Account at the Bank); the subscription rights of Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Other Members are nontransferable. Certificates representing shares of Common Stock purchased in the Subscription Offering must be registered in the name of the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, as the case may be. Joint stock registration will be allowed only in the qualifying deposit account is so registered;

         J. Provision for certification to be executed by the recipient of the order form to the effect that, as to any shares of Common Stock which the recipient elects to purchase, such recipient is purchasing such shares of Common Stock for his own account only and has no present agreement or understanding regarding any subsequent sale or transfer of such shares of Common Stock; and

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

         K. A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

         Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

17.      Undelivered, Defective or Late Order Form; Insufficient Payment

         In the event order forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated order form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the OTS.

18.      Completion of the Stock Offering

         The Stock Offering will be terminated if not completed within 90 days from the date of approval by the OTS, unless an extension is approved by the OTS.

19.      Market for Common Stock

         If at the close of the Stock Offering the Holding Company has more than 100 shareholders of any class of stock, the Holding Company shall use its best efforts to:

         (i) encourage and assist a market maker to establish and maintain a market for that class of stock; and
         (ii) list that class of stock on a national or regional securities exchange, or on the Nasdaq Stock Market.

20.      Stock Purchases by Management Persons After the Offering

         For a period of three years after the proposed Stock Offering, no Management Person or his or her Associates may purchase, without the prior written approval of the OTS, any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC, except that the foregoing shall not apply to:

         A. Negotiated transactions involving more than 1.0% of the outstanding stock in the class of stock; or

         B. Purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Stock Benefit Plan of the Stock Bank or Holding Company even if such stock is attributable to Management Persons or their Associates.

21.      Resales of Stock by Management Persons

         Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of the Management Person or Associate.

22.      Restriction on Financing Stock Purchases

         The Holding Company will not offer or sell any of the Common Stock proposed to be issued to any person whose purchase would be financed by funds loaned to the person by the Holding Company, the Bank or any of their affiliates.

23.      Stock Certificates

         Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 21 above. Appropriate instructions shall be issued to the Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

24.      Stock Benefit Plans

         On the date of the Reorganization, the Board of Directors of the Bank and/or the Holding Company intend to adopt one or more stock benefit plans for its employees, officers and directors, including the ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Stock Benefit Plans will be permitted to purchase Common Stock in the Stock Offering subject to the purchase priorities set forth in this Plan. The Board of Directors of the Bank intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Stock Benefit Plans to purchase in the aggregate up to 8% of the number of shares of Common Stock issued in the Stock Offering, provided however, that if the OTS adopts the Proposed Regulations, the Board of Directors intends to authorize the ESOP and any other Tax-Qualified Employee Stock Benefit Plan to purchase in the aggregate up to 8% of 49.9% of the number of shares of Common Stock issued in the Reorganization. The Stock Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Stock Benefit Plans to purchase Common Stock issued in the Stock Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Stock Offering, provided such contributions do not cause the Stock Bank to fail to meet any of its regulatory capital requirements. This Plan specifically authorizes the grant and issuance by the Holding Company of the following (after six months following the Reorganization): (i) awards of Common Stock after the Reorganization pursuant to one or more stock recognition and award plans

(the "Recognition Plans") in an amount equal to up to 4% of the number of Shares of Common Stock issued in the Stock Offering, or in an amount equal to 4% of 49.9% of the number of Shares of Common Stock issued in the Reorganization, if the OTS adopts the Proposed Regulations; (ii) options to purchase a number of shares of the Holding Company's Common Stock in an amount equal to up to 10% of the number of shares of Common Stock issued in the Stock Offering, provided that any forfeited option may be reissued, or 10% of 49.9% of the number of Shares of Common Stock issued in the Reorganization, if the OTS adopts the Proposed Regulations, provided that any forfeited option may be reissued; (iii) shares of Common Stock issued upon exercise of such options; and (iv) Common Stock to one or more Tax-Qualified Employee Stock Benefit Plans, including the ESOP, at the closing of the Stock Offering or at any time thereafter, in an amount equal to up to 8% of the number of Shares of Common Stock issued in the Stock Offering, or 8% of 49.9% of the number of shares of Common Stock issued in the Reorganization, if the OTS adopts the Proposed Regulations. Shares awarded to the Tax- Qualified Employee Stock Benefit Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of Common Stock, or shares of Common Stock purchased by the Holding Company or such plans on the open market. Any awards of Common Stock under the Recognition Plans and the stock option plans will be subject to prior stockholder approval.

25.      Post-Reorganization Filing and Market Making

         It is likely that there will be a limited market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock for an indefinite period of time. If the Holding Company has more than 35 stockholders of any class of stock, the Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

26.      Payment of Dividends and Repurchase of Stock

         The Holding Company may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under ss.567.2 of the OTS rules and regulations. Otherwise, the Holding Company may declare dividends or make other capital contributions in accordance with applicable laws and regulations. The Holding Company may from time to time purchase shares of Common Stock on the open market. Subject to the approval of the OTS, the MHC may waive its right to receive dividends declared by the Holding Company.

27.      Reorganization and Stock Offering Expenses

         OTS regulations require that the expenses of any Stock Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

28.      Employment Agreements

         Following or contemporaneously with the Reorganization, the Bank and/or the Holding Company may enter into employment arrangements with one or more executive officers of the Bank and/or the Holding Company. It is anticipated that any employment contracts entered into by the Bank and/or the Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the

Board of Directors. The terms of such employment arrangements have not been determined as of this time, but will be described in any Prospectus circulated in connection with the Stock Offering and will be subject to and comply with all regulations of the OTS.

29.      Interpretation

         All interpretation of this Plan and application of its provision to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

30.      Amendment or Termination of the Plan

         If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Bank's Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of the Plan and proxy materials to the Members. At any time after submission of the Plan and proxy materials to the Members, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Directors only with the concurrence of the OTS. Any and all terms of the Plan relating to the Stock Offering may be amended by a majority vote of the Bank's Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the OTS and at any time thereafter with the concurrence of the OTS. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan by the OTS and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the OTS. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Members; however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting shall require a resolicitation of Members.

         The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Members of the Bank approve the Plan, and may not be extended by the Bank or the OTS.

31.      Severability

         If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

32.      Miscellaneous

         This Plan is to be governed by and construed in accordance with the laws of the United States. None of the cover page, the table of contents, or the section headings are to be considered a part of this Plan, but are included solely for convenience of reference and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof. Words in the singular include the plural, and words in the plural include the singular. Except for such rights as are set forth herein for Members, this Plan shall create no rights in any Person.


Dated:  July 31, 2001

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